SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  Schedule 13G

                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) (c),
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

                             (Amendment No._______)*

                                  NetZero, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   64122R 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-(c)

         [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 16 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64122R 10 9                                             13 G                  Page 2 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Foundation Capital II, L.P., A Delaware Limited Partnership  ("FC2")
                  Tax ID Number:   94-3294074

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                  California

------------------------------------ -------- ------------------------------------------------------------------------
                                              SOLE VOTING POWER
         NUMBER OF SHARES            5        9,264,496 shares.
    BENEFICIALLY OWNED BY EACH
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE  DISPOSITIVE  POWER
                                              9,264,496 shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED   DISPOSITIVE   POWER
                                              See response to row 7.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,264,496

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.0%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64122R 10 9                                             13 G                  Page 3 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Foundation Capital II Entrepreneurs Fund, LLC, A Delaware Limited Liability Co ("FC2E")
                  Tax ID Number:   94-3301748

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                  California

------------------------------------ -------- ------------------------------------------------------------------------

         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                1,089,940 shares.
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE  DISPOSITIVE  POWER
                                              1,089,940 shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED   DISPOSITIVE   POWER   See
                                              response to row 7.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,089,940

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.1%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64122R 10 9                                             13 G                  Page 4 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Foundation Capital II Principals Fund, LLC., A Delaware Limited Liability Co.  ("FC2P")
                  Tax ID Number:   94-3296579

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                  California

------------------------------------ -------- ------------------------------------------------------------------------

         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                544,970 shares.
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE  DISPOSITIVE   POWER
                                              544,970 shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED   DISPOSITIVE   POWER
                                              See  response to row 7.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       544,970

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    .5%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64122R 10 9                                             13 G                  Page 5 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Foundation Capital II Management, LLC., A Delaware Limited Liability Co ("FCM2")
                  Tax ID Number:   94-3294072

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                  California

------------------------------------ -------- ------------------------------------------------------------------------

         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                10,899,406 shares.
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE  POWER
                                              10,899,406 shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED   DISPOSITIVE   POWER
                                              See response to row 7.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,899,406

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    10.6%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64122R 10 9                                             13 G                  Page 6 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  James C. Anderson  ("Anderson")

                  Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------

         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                0 shares.
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              10,901,256 shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED      DISPOSITIVE      POWER
                                              10,901,256 shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,901,256

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    10.6%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64122R 10 9                                             13 G                  Page 7 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  William B. Elmore ("Elmore")
                  Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------

         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                0 shares.
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              10,901,256 shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED      DISPOSITIVE      POWER
                                              10,901,256 shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,901,256

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    10.6%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64122R 10 9                                             13 G                  Page 8 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Kathryn C. Gould ("Gould")
                  Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------

         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                0 shares.
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              10,899,406 shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED      DISPOSITIVE      POWER
                                              10,899,406 shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,899,406

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    10.6%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64122R 10 9                                             13 G                  Page 9 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Paul G. Koontz ("Koontz")
                  Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------

         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                1,850 shares.
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              10,899,406 shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE   DISPOSITIVE   POWER
                                              1,850 shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED      DISPOSITIVE      POWER
                                              10,899,406 shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,901,256

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    10.6%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 64122R 10 9                                             13 G                  Page 10 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Michael N. Schuh ("Schuh")
                  Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------

         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                1,850 shares.
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              10,899,406 shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE   DISPOSITIVE   POWER
                                              1,850 shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED      DISPOSITIVE      POWER
                                              10,899,406 shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,901,256

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    10.6%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                             Page 11 of 16 Pages

ITEM 1(a).        NAME OF ISSUER:

                  NetZero, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2555 TOWNSGATE ROAD
                  WESTLAKE VILLAGE, CALIFORNIA 91361

ITEM 2(a).    NAME OF PERSON FILING:

                  This statement is filed by Foundation Capital II, L.P., A Delaware Limited Partnership ("FC2"), Foundation Capital II Entrepreneurs Fund, LLC, A Delaware Limited Liability Company ("FC2E"), Foundation Capital II Principals Fund, LLC, A Delaware Limited Liability Company ("FC2P"), Foundation Capital Management II, LLC, A Delaware Limited Liability Company ("FCM2"), James C. Anderson ("Anderson"), William B. Elmore ("Elmore"), Kathryn C. Gould ("Gould"), Paul G. Koontz ("Koontz"), and Michael N. Schuh ("Schuh"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  FCM2 is the general partner of FC2 and the manager of FC2E and FC2P, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by FC2, FC2E and FC2P. Anderson, Elmore, Gould, Koontz, and Schuh are managing members of FCM2, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by FC2, FC2E, and FC2P.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  C/O Foundation Capital, 70 Willow Road, Suite 200, Menlo Park, CA 94025

ITEM 2(c)         CITIZENSHIP:

                  FC2 is a Delaware Limited Partnership, and FC2E, FC2P and FCM2 are Delaware Limited Liability Companies. Anderson, Elmore, Gould, Koontz, and Schuh are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

                                                             Page 12 of 16 Pages

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 64122R 10 9

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                      (a) Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                      (b) Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                      (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting Person.

                           (ii) Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting Person.

                           (iii) Sole  power  to  dispose  or  to  direct  the
                                 disposition of:

                                 See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                 See Row 8 of cover page for each Reporting Person.

                                                             Page 13 of 16 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreement of FC2 and the limited liability company agreements of FC2E, FC2P, and FCM2, the members and the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                                             Page 14 of 16 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2000

                                        /s/ James C. Anderson
                                        ----------------------------------------
                                        James C. Anderson

                                        /s/ William B. Elmore
                                        ----------------------------------------
                                        William B. Elmore,  individually  and on
                                        behalf of Foundation  Capital Management
                                        II,  LLC in  his  capacity  as a  member
                                        thereof,  and on  behalf  of  Foundation
                                        Capital II, L.P.,  Foundation Capital II
                                        Entrepreneurs  Fund,  LLC and Foundation
                                        Capital II Principals  Fund,  LLC in his
                                        capacity  as  a  member  of   Foundation
                                        Capital  Management II, LLC, the general
                                        partner of  Foundation  Capital II, L.P.
                                        and the manager of Foundation Capital II
                                        Entrepreneurs  Fund,  LLC and Foundation
                                        Capital II Principals Fund, LLC.

                                        /s/ Kathryn C. Gould
                                        ----------------------------------------
                                        Kathryn C. Gould

                                        /s/ Paul G. Koontz
                                        ----------------------------------------
                                        Paul G. Koontz

                                        /s/ Michael N. Schuh
                                        ----------------------------------------
                                        Michael N. Schuh

                                                             Page 15 of 16 Pages



                                  EXHIBIT INDEX

                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  16

                                                             Page 16 of 16 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of NetZero, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 9, 2000

                                        /s/ James C. Anderson
                                        ----------------------------------------
                                        James C. Anderson

                                        /s/ William B. Elmore
                                        ----------------------------------------
                                        William B. Elmore,  individually  and on
                                        behalf of Foundation  Capital Management
                                        II,  LLC in  his  capacity  as a  member
                                        thereof,  and on  behalf  of  Foundation
                                        Capital II, L.P.,  Foundation Capital II
                                        Entrepreneurs  Fund,  LLC and Foundation
                                        Capital II Principals  Fund,  LLC in his
                                        capacity  as  a  member  of   Foundation
                                        Capital  Management II, LLC, the general
                                        partner of  Foundation  Capital II, L.P.
                                        and the manager of Foundation Capital II
                                        Entrepreneurs  Fund,  LLC and Foundation
                                        Capital II Principals Fund, LLC.

                                        /s/ Kathryn G. Gould
                                        ----------------------------------------
                                        Kathryn C. Gould

                                        /s/ Paul G. Koontz
                                        ----------------------------------------
                                        Paul G. Koontz

                                        /s/ Michael N. Schuh
                                        ----------------------------------------
                                        Michael N. Schuh